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               GEOGRAPHICS, INC. ANNOUNCES PRELIMINARY RESULTS FOR
                                  FISCAL 1997

Blaine, Washington, June 12, 1997 -- Ronald S. Deans, Chairman, President and CEO of GEOGRAPHICS, INC. (NASDAQ/NNM: GGIT) (TSE: GGI) announced today that the Company expects to report revenues for the fiscal year ended March 31, 1997 of approximately $24 million, compared with $22.6 million for the year ended March 31, 1996. The Company expects to report revenues for the quarter ended March 31, 1997 of approximately $5 million compared with $6.1 million for the quarter ended March 31, 1996.

The Company also announced that it expects to report a net loss for the year ended March 31, 1997 of at least $6.5 million, compared with net income of $1.2 million for the year ended March 31, 1996. The loss is attributable to a decline in gross margin, an expected write down in the range of $500,000 to $750,000 of certain assets related to the Company's information systems, a reserve for write down of potentially obsolete inventory and other matters. Without regard to any additional reserves for obsolete inventory, the Company expects to report gross margin in the range of $4.5 million (18% of net revenue) to $5.5 million (23% of net revenue) for the year ended March 31, 1997, down from $8.4 million (37.2% of net revenue) for the year ended March 31, 1996. Actual results for the year, including the reserve for obsolete inventory, are subject to further management review and completion of the Company's audit, with final results expected to be announced by June 30, 1997.

Without regard to any additional reserves for obsolete inventory, the anticipated lower gross margin is primarily attributable to a decline in selling prices for the Company's paper products coupled with modest cost increases and a continuing shift in mix of sales to lower margin products. Planned efficiency improvements in the manufacture of its paper products were not realized during the year due to delays and extra expenses incurred during implementation of automated production machinery. As a result the Company experienced increases in both the direct labor and overhead elements of its product costs. In addition, the Company experienced modest raw material cost increases during the second half of fiscal 1997.

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The Company has determined that certain accounting procedures and historical estimates used during fiscal 1997 resulted in an overstatement of gross margin and inventories on an interim basis. Although the precise allocations by quarter have not been determined, it may be necessary to issue restated financial statements for two or more previously reported quarters to reflect lower gross margin and inventories and lower net income than previously reported. The Company expects that the cumulative effect of any such restatements would be a reduction in both inventories and gross margin in the range of $4.5 to $5.5 million. If restated, such restatements would be reflected in amendments to previously filed quarterly reports.

These results and write downs cause the Company to be out of compliance with several covenant provisions, including the borrowing base limitations, of its working capital line of credit, which is the Company's principal source of working capital. The Company is engaged in discussions with its lender to obtain a temporary increase in the amount of available borrowings and waivers of covenant violations, although as of the date of this release no formal agreement had been reached. Even if the lender agrees to a temporary increase in available borrowings, the Company expects that available working capital will be lower than it had anticipated when developing its fiscal 1998 plan. As a result, the Company is developing a plan to reduce costs to a level consistent with available operating capital. Mr. Deans noted that the Company is pleased with the level of continuing support shown by its principal lender and is looking forward to concluding an arrangement for a temporary increase in available borrowings as soon as possible.

Mr. Deans stated, "GEOGRAPHICS, INC. remains committed to improving its production systems and operations with a view toward supporting the Company's continued growth. Our current goals include improving the Company's efficiencies of production, lowering product costs and improving gross margins in order restore overall profitability."

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GEOGRAPHICS, INC. is a manufacturer of value added and designer stationery paper, lettering, signage, and graphic art products. GEOGRAPHICS, INC. distributes its products in the U.S., Canada, Australia, Europe, Israel and Mexico. The Company employs 253 employees and has facilities in Whatcom County, Washington, as well as Geographics (Europe) LTD, with facilities located near London, England and Geographics Australia Pty. LTD in Australia.

Forward Looking Statements: Statements in this report concerning future events including the outcome of discussions with the Company's principal lender, future improvements in operating efficiencies, growth in sales, reductions in operating costs, improved gross margins and any other guidance on future periods, are forward looking statements, the occurrence of which are subject to a number of risks and uncertainties which might cause actual results or achievements to differ materially from those expressed or implied by such statements. These include the risks and uncertainties described under the caption "Risk Factors" in the Company's registration statement on Form S-1, registration number 333-10051, in the Company's Annual Report on Form 10-K and those identified from time to time in the Company's other filings with the Securities and Exchange Commission and other communications.